Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2022 Stock Option and Incentive Plan of Forge Global Holdings, Inc. and the 2022 Employee Stock Purchase Plan of Forge Global Holdings, Inc. of our report dated March 1, 2023, with respect to the consolidated financial statements of Forge Global Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 30, 2023